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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported):  DECEMBER 2, 1996



                           CROSS TIMBERS OIL COMPANY
            (Exact name of registrant as specified in its charter)



         DELAWARE                     1-10662                 75-2347769
 (State or other jurisdiction  (Commission File Number)     (IRS Employer
        of incorporation)                                 Identification No.)



        810 HOUSTON STREET, SUITE 2000, FORT WORTH, TEXAS       76102
             (Address of principal executive offices)         (Zip Code)



                                (817) 870-2800
             (Registrant's telephone number, including area code)
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ITEM 5.  OTHER EVENTS.

Convertible Subordinated Note Redemption

     On December 2, 1996, Cross Timbers Oil Company, a Delaware corporation ("the Company"), announced the results of its redemption notice for one-half of its 5-1/4% Convertible Subordinated Notes due November 1, 2003 ("the Notes"). Of the $31,860,000 principal amount of the Notes called for redemption on December 2, $6,249,000 were redeemed for cash and the remainder were converted into the Company's common stock. Payments to noteholders totaled $6,507,000, including a premium payment of $230,000 and interest due of $28,000. Funding for the redeemed Notes was provided under the Company's $300,000,000 revolving credit facility with commercial banks.

     Called Notes totaling $25,611,000 were converted into 1,107,477 shares of common stock. In addition, holders of $434,000 in Notes not called for redemption exercised their right to convert into 18,765 shares of common stock, bringing outstanding shares to 17,378,205. Notes totaling $31,427,000 remain outstanding.

Producing Property Acquisitions

     On December 4, 1996, the Company reported the closing of two previously announced acquisitions of natural gas-producing properties in the Permian Basin of West Texas and Green River Basin of Wyoming at a total cost of $40.5 million. The Permian Basin properties, purchased from various limited partnerships formed by New York Life Insurance Company and American Exploration Company, are located in the Northern Val Verde area of the Permian Basin. They are primarily operated interests in the Henderson, Ozona and Davidson Ranch fields of Crockett County, Texas. Cross Timbers' internal engineers estimate proved reserves attributable to the acquisition to be 33 billion cubic feet of natural gas and 300,000 barrels of oil. Current net daily production averages 8 million cubic feet of gas and 73 barrels of oil. The preliminary purchase price of $27.5 million will be adjusted by certain factors, including interest expense, which are anticipated to increase the final acquisition cost.

     The Green River Basin properties, purchased from FMC Corporation, represent additional interests in the Cross Timbers operated Fontenelle Unit, which was acquired by Cross Timbers earlier this year. Cross Timbers now owns more than 97% of the Fontenelle Unit and 100% of the related gathering and compression facilities. Additional proved reserves attributable to the acquisition are estimated to be 25 billion cubic feet of natural gas with current production averaging 1.8 million cubic feet of gas per day. The preliminary purchase price of $13 million will be reduced by net revenues from the effective date of July 1, 1996 through closing on November 21.

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                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        CROSS TIMBERS OIL COMPANY


Date: December 13, 1996                 By:   LOUIS G. BALDWIN
                                           -----------------------------
                                              Louis G. Baldwin
                                              Senior Vice President and
                                               Chief Financial Officer

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